EXHIBIT 99

           FPIC INSURANCE GROUP, INC. ANNOUNCES ORGANIZATIONAL CHANGES

JACKSONVILLE, FLORIDA AUGUST 23, 1999; FPIC Insurance Group, Inc. (NASDAQ-FPIC) announced today the departure this past weekend of Robert B. Finch, Executive Vice President and Chief Financial Officer of the Company, and Steven R. Smith, President and Chief Executive Officer of the Company's wholly-owned subsidiary, Florida Physicians Insurance Company, Inc.

Dr. Robert O. Baratta, the recently elected Chairman of the Board of the Company, said, "While we very much appreciate the many contributions Mr. Finch and Mr. Smith have made over the years, the Board of Directors felt the Company could benefit from changes at this time in its senior management structure."

The Company will record a one time charge to earnings of approximately $1.75 million during the 3rd quarter of 1999 as a result of severance benefits payable over the next 28 months to Mr. Finch and Mr. Smith under their employment contracts.

The Company also announced that William R. Russell, the Company's President and Chief Executive Officer, would also act as President and Chief Executive Officer of Florida Physicians Insurance Company, a post he held previously, pending a search for a permanent replacement. In addition, David Rader, who had been President of Florida Physicians until 1990, has been retained as a consultant to assist Mr. Russell in the management of Florida Physicians.

The Company named Steven Coniglio as its acting Chief Financial Officer pending a search for a permanent replacement. Mr. Coniglio is the Chief Financial Officer of Administrators for the Professions, Inc., the Company's subsidiary that acts as manager of Physicians Reciprocal Insurers, New York's second largest medical professional liability insurer.

FPIC Insurance Group, Inc. and its affiliates have developed a variety of insurance products for participants in the healthcare industry. These products include: medical professional liability insurance for medical professionals; managed care liability insurance; professional and comprehensive general liability insurance for health care facilities; Medicare and Medicaid fund and abuse defense coverage's; AHCA/OSHA insurance coverage; provider stop loss and third-party administration services. The web address for FPIC Insurance Group, Inc. is <http://www.FPIC.com>.
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Contact:

FPIC Insurance Group, Inc., Jacksonville
William R.  Russell, President and CEO
or
John R.  Byers, General Counsel and COO
904/354-5910

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